UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2015

HYDROPHI TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55050	27-2880472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRA Employer Identification No.)

3404 Oakcliff Road, Suite C6 Doraville, GA	30340
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 974-9910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On April 15, 2015, Hydrophi Technologies Group, Inc. (the “Company”) entered into securities purchase agreements dated as of April 9, 2015 (the “Purchase Agreements”), with two separate accredited investors (the “Investors”).  Pursuant to the Purchase Agreements, the Investors each purchased separately from the Company a convertible note of the Company in the principle amount of $100,833.15 (the “Note”), for the cash purchase amount of $91,666.50.  Each Note will mature on October 9, 2016, and it bears interest at 8% per annum.

Each Investor, separately, can convert the Note, in whole or in part, from time to time, into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), by sending a notice of conversion to the transfer agent of the Company, commencing six months after issuance. The Company is required to reserve a portion of its common stock based on a multiple of the number shares issuable upon full conversion of the Note, subject to a minimum (the “Reserved Amount”).  The Reserved Amount will be adjusted every month, pursuant to the conversion formula set forth in the Note.

Each Investor separately has participation rights in certain subsequent placements of equity and equity-related securities of the Company prior to the first anniversary of the Purchase Agreement.

The Purchase Agreements contain customary representations, warranties and covenants by, among and for the benefit of the parties.  The Notes includes customary event of default provisions and cross-default provisions in connection with any other agreements and/or instruments between the Company and the Investors.  Upon the occurrence of an event of default, the Notes will become immediately due and the Company will be required to pay a penalty interest amount.  The Notes include limitations on principal and interest prepayment and include investor protective provisions, including the right to receive benefits in the event of fundamental transactions and change of control transactions.

Each Investor, as a holder of the Note, will not be entitled to vote, to consent, to receive dividends, or to exercise any rights whatsoever as our shareholders.  If, however, the Company declares a dividend or makes a distribution of its assets (the “Distribution”), the Investors will be entitled to the Distribution to the same extend that the Investors would have participated therein if the Investor had held the number of shares of Common Stock then acquirable upon complete conversion of their Notes.

At no time will each Investors be entitled to convert any portion of their Note, to the extent that after such exercise/conversion, the Investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date, which limit may be increased to 9.99% at the election of the Investor but no greater than 9.99%.

The issuance of the Notes to the Investors under the Purchase Agreements was exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of the Investors in the Purchase Agreements that the Investors is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about the Company.

The foregoing descriptions of the Purchase Agreements and the Notes do not purport to be complete, and are qualified in their entirety by reference to each such document (or form thereof, as applicable), filed as Exhibits 10.1 and 4.1, respectively, and incorporated herein by reference.

Item 2.03

Creation of Direct Financial Obligation or an Obligation under an

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 3.02

Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 9.01.

Financial Statements and Exhibits

The following is filed as exhibits to this Current Report on Form 8-K:

Exhibit

Number

Description of Document

  4.1

Form of Convertible Note, dated April 9, 2015, in aggregate principle amount of $201,666.30

10.1

Form of Securities Purchase Agreement, dated as of April 9, 2015, by and between HydroPhi Technologies Group, Inc., and two accredited investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HydroPhi Technologies Group, Inc.

Date: April 15, 2015	By:	/s/ Roger M. Slotkin
Roger M. Slotkin
President, Chief Executive Officer and Director